NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Proxy Statement
ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE TO STOCKHOLDERS
PROPOSAL TO AMEND THE GENESEE & WYOMING INC. STOCK OPTION PLAN FOR OUTSIDE DIRECTORS
GENESEE & WYOMING INC. STOCK OPTION PLAN FOR OUTSIDE DIRECTORS
Appendix A
Audit Committee Charter
PROXY CARD

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Genesee & Wyoming Logo

GENESEE & WYOMING INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 22, 2001

      The Annual Meeting of Stockholders of GENESEE & WYOMING INC. (the “Company”) will be held at the Hilton Ryetown, 699 Westchester Avenue, Port Chester, New York 10573 on Tuesday, May 22, 2001 at 10:00 a.m., local time, for the following purposes more fully described in the accompanying proxy statement:

1.	To elect three directors of the Company.

2.	To consider and act upon a proposal to approve and ratify an amendment to the Genesee & Wyoming Inc. Stock Option Plan for Outside Directors which increases the total number of shares available for option grants thereunder from 50,000 to 90,000.

3.	To consider and act upon a proposal to approve and ratify the selection of Arthur Andersen LLP as the Company’s independent auditors for the year ending December 31, 2001.

4.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

      The Board of Directors has fixed the close of business on April 16, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Mark W. Hastings
Secretary

Dated: April 23, 2001

GENESEE & WYOMING INC.

66 Field Point Road
Greenwich, Connecticut 06830

Proxy Statement

GENERAL INFORMATION

      This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Genesee & Wyoming Inc. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company, which will be held on Tuesday, May 22, 2001, and any adjournments thereof (the “Meeting”). This proxy statement and accompanying form of proxy are being first mailed to stockholders on or about April 23, 2001. The proxy, when properly executed and received by the Secretary of the Company prior to the Meeting, will be voted as therein specified unless it is revoked by filing with the Secretary prior to the Meeting a written revocation or a duly executed proxy bearing a later date. Unless authority to vote for one or more of the director nominees is specifically withheld according to the instructions, a signed proxy will be voted FOR the election of the three director nominees named herein and, unless otherwise indicated, FOR each of the other two proposals described in this proxy statement and the accompanying notice of meeting.

      The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mails, directors, officers or regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other means of communication. The Company has requested persons holding stock for others in their names or in the names of nominees to forward soliciting material to the beneficial owners of such shares and will, if requested, reimburse such persons for their reasonable expenses in so doing.

VOTING

      As of April 16, 2001, the record date for the Meeting (the “Record Date”), there were issued and outstanding (i) 3,714,972 shares of the Company’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), (ii) 845,447 shares of the Company’s Class B Common Stock, par value $.01 per share (the “Class B Common Stock”), and (iii) 20,000 shares of the Company’s 4% Senior Redeemable Convertible Preferred Stock, Series A, par value $.01 per share (the “Preferred Stock”). Only stockholders of record on the books of the Company at the close of business on the Record Date are entitled to notice of and to vote at the Meeting.

      Each stockholder of record on the Record Date is entitled to (i) one vote for each share of Class A Common Stock registered in his name, (ii) 10 votes for each share of Class B Common Stock registered in his name, and (iii) 43.47825 votes for each share of Preferred Stock registered in his name. All actions submitted to a vote at the Meeting will be voted on by the holders of Class A Common Stock, Class B Common Stock and Preferred Stock (collectively, the “Stock”), all voting together as a single class. A majority of the issued and outstanding Stock will constitute a quorum for the transaction of all business.

      Once a quorum is present, directors will be elected by a plurality of the votes cast, in person or by proxy, at the Meeting, and a majority in the affirmative of the votes cast, in person or by proxy, at the Meeting, without regard to broker non-votes, will be required for approval of each of the other two proposals described in this proxy statement and the accompanying notice of meeting. Shares as to which “Abstain” has been selected on the accompanying proxy will be counted as shares present and entitled to vote for purposes of establishing a quorum, and will have the same effect as a vote against the matter. Stockholders are not entitled to cumulate votes in the election of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

      The following table sets forth as of the Record Date certain information concerning shares of Stock held by (i) each stockholder known by the Company to own beneficially more than 5% of any class of Stock, (ii) each director of the Company, (iii) each “Named Executive” (see “EXECUTIVE COMPENSATION” below), and (iv) all directors and executive officers of the Company as a group.

	Class A		Class B		Preferred Stock
	Common Stock		Common Stock		Beneficially
	Beneficially Owned		Beneficially Owned		Owned

Name and Address of	No. of	Percent	No. of	Percent	No. of	Percent	Percent of
Beneficial Owner (1)	Shares	of Class	Shares	of Class	Shares	of Class	Vote (2)

Mortimer B. Fuller, III (3)(8)	206,540	5.4%	658,283	77.9%	–	–	51.7%

C. Sean Day (4)	3,208	–	–	–	–	–	–

James M. Fuller (5)	25,551	0.7	11,100	1.3	–	–	1.0

Louis S. Fuller (6)	109,477	2.9	133,144	15.7	–	–	11.0

T. Michael Long (7)(8)	174	–	–	–	20,000	100.0%	6.7

Robert M. Melzer (9)	8,801	0.2	–	–	–	–	–

John M. Randolph (10)	30,933	0.8	7,400	0.9	–	–	0.8

Philip J. Ringo (11)	13,643	0.4	–	–	–	–	0.1

M. Douglas Young (12)	3,904	0.1	–	–	–	–	–

Charles N. Marshall (13)	100,000	2.7	–	–	–	–	0.8

Charles W. Chabot (14)	7,715	0.2	–	–	–	–	–

Mark W. Hastings (15)	54,675	1.5	7,400	0.9	–	–	1.0

John C. Hellmann (16)	8,375	0.2	370	–	–	–	–

The 1818 Fund III, L.P. (7)(8)	174	–	–	–	20,000	100.0	6.7
59 Wall Street New York, New York 10005

FMR Corp. (17)	413,000	11.1	–	–	–	–	3.2
82 Devonshire Street Boston, Massachusetts 02109

First Union Corporation (18)	226,997	6.1	–	–	–	–	1.7
One First Union Center Charlotte, North Carolina 28288

All Directors and Executive Officers as a Group (21 persons)(19)	709,970	17.5	817,697	96.7	20,000	100.0	73.0

(1)	Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to the shares beneficially owned by him or it. The address of each of the directors and executive officers of the Company is c/o Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, CT 06830. Percentages of less than 0.1% have been omitted from the table.

(2)	Reflects the voting power of the share holdings shown on the table as a result of the fact that the Class A Common Stock is entitled to one vote per share, the Class B Common Stock is entitled to 10 votes per share and on the Record Date the Preferred Stock is entitled to 43.47825 votes per share. See “VOTING” above.

(3)	The amounts shown include: (i) 70,642 shares of Class A Common Stock and 481,807 shares of Class B Common Stock owned by Mr. Fuller individually; (ii) 24,050 shares of Class A Common Stock held by a family trust for the benefit of Mr. Fuller and others, of which Mr. Fuller is sole trustee; (iii) 21,498 shares of Class A Common Stock held by Overlook Estate Foundation, Inc., of which Mr. Fuller is President;

(iv) presently exercisable options to purchase 90,350 shares of Class A Common Stock; and (v) presently exercisable third-party options to purchase 176,476 shares of Class B Common Stock (which shares are subject to a Voting Agreement pursuant to which Mr. Fuller has been granted an irrevocable proxy through March 20, 2008).

(4)	The amount shown includes: (i) 2,500 shares of Class A Common Stock owned by Mr. Day individually; and (ii) units under the Company’s Deferred Stock Plan for Non-Employee Directors (the “Deferred Stock Plan”) representing 708 shares of Class A Common Stock.

(5)	The amounts shown include: (i) 9,100 shares of Class A Common Stock and 11,100 shares of Class B Common Stock owned by Mr. Fuller individually; (ii) 7,618 shares of Class A Common Stock held by family trusts for the benefit of Mr. Fuller and others, of which Mr. Fuller is co-trustee; (iii) 500 shares of Class A Common Stock owned by Mr. Fuller’s wife, as to which shares he disclaims beneficial ownership; and (iv) presently exercisable options to purchase 8,333 shares of Class A Common Stock.

(6)	The amounts shown include: (i) 133,144 shares of Class B Common Stock owned by Mr. Fuller individually; (ii) 41,144 shares of Class A Common Stock owned jointly by Mr. Fuller and his wife; (iii) 60,000 shares of Class A Common Stock owned by Mr. Fuller’s wife, as to which shares he disclaims beneficial ownership; and (iv) presently exercisable options to purchase 8,333 shares of Class A Common Stock.

(7)	The shares of Preferred Stock shown on the table are owned of record by The 1818 Fund III, L.P. (the “1818 Fund”). Mr. Long is a general partner of Brown Brothers Harriman & Co. (“BBH”), the general partner of the 1818 Fund and, as such, his pecuniary interest in the Preferred Stock is limited to his percentage interest in BBH’s interest in such shares. Voting and investment power with respect to the Preferred Stock is shared equally by Mr. Long and Lawrence C. Tucker, co-manager of the 1818 Fund. The Class A Common Stock shown on the table consists of units under the Deferred Stock Plan held by Mr. Long.

(8)	By reason of a voting agreement, pursuant to Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the group comprised of Mortimer B. Fuller, III, the 1818 Fund and Mr. Long may be deemed to beneficially own substantially all of the Stock beneficially owned by the members of the group. See “ELECTION OF DIRECTORS” below. Mr. Fuller, on the one hand, and the 1818 Fund and Mr. Long, on the other, disclaim beneficial ownership of the shares owned by the other, and they are not reflected in the respective amounts shown on the table.

(9)	The amount shown includes: (i) 3,000 shares of Class A Common Stock owned by Mr. Melzer individually; (ii) presently exercisable options to purchase 3,333 shares of Class A Common Stock; and (iii) units under the Deferred Stock Plan representing 2,468 shares of Class A Common Stock.

(10)	The amounts shown include: (i) 21,600 shares of Class A Common Stock and 7,400 shares of Class B Common Stock held by a trust for the benefit of Mr. Randolph, of which he is co-trustee; (ii) 1,000 shares of Class A Common Stock held by a trust for the benefit of Mr. Randolph’s wife, of which he is co-trustee and as to which shares he disclaims beneficial ownership; and (iii) presently exercisable options to purchase 8,333 shares of Class A Common Stock.

(11)	The amount shown includes: (i) 3,700 shares of Class A Common Stock owned by Mr. Ringo’s wife, as to which shares he disclaims beneficial ownership; (ii) presently exercisable options to purchase 8,333 shares of Class A Common Stock; and (iii) units under the Deferred Stock Plan representing 1,610 shares of Class A Common Stock.

(12)	The amount shown includes: (i) presently exercisable options to purchase 1,000 shares of Class A Common Stock; and (ii) units under the Deferred Stock Plan representing 2,904 shares of Class A Common Stock.

(13)	The amount shown includes: (i) 70,000 shares of Class A Common Stock owned by Mr. Marshall individually; and (ii) presently exercisable options to purchase 30,000 shares of Class A Common Stock.

(14)	The amount shown includes: (i) 2,715 shares of Class A Common Stock owned by Mr. Chabot individually; and (ii) presently exercisable options to purchase 5,000 shares of Class A Common Stock.

(15)	The amounts shown include: (i) 7,400 shares of Class A Common Stock and 7,400 shares of Class B Common Stock owned jointly by Mr. Hastings and his wife; (ii) 400 shares of Class A Common Stock beneficially owned by Mr. Hastings’ minor children, as to which shares he disclaims beneficial ownership; and (iii) presently exercisable options to purchase 46,875 shares of Class A Common Stock.

(16)	The amounts shown include: (i) 1,500 shares of Class A Common Stock and 370 shares of Class B Common Stock owned by Mr. Hellmann individually; and (ii) presently exercisable options to purchase 6,875 shares of Class A Common Stock.

(17)	The amount shown and the following information is derived from Amendment No. 2 to Schedule 13G dated February 14, 2001: All of the shares are beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of its acting as investment advisor to various investment companies (the “Funds”) registered under Section 8 of the Investment Company Act of 1940 (including Fidelity Low-Priced Stock Fund, which owns 233,100 shares). Edward C. Johnson 3d, Chairman of FMR Corp., FMR Corp., through its control of Fidelity Management & Research Company, and the Funds each has sole dispositive power with respect to the shares owned by the Funds. Sole power to vote or direct the voting of these shares resides with the Funds’ Boards of Trustees.

(18)	The amount shown and the following information is derived from a Schedule 13G dated February 14, 2001: First Union Corporation, a parent holding company, has sole power to vote 224,858 of such shares, and sole power to dispose of all of such shares.

(19)	See footnotes (3) through (16) to this table. The amounts shown include: (i) presently exercisable options to purchase an aggregate of 332,889 shares of Class A Common Stock; (ii) presently exercisable third-party options to purchase an aggregate of 176,476 shares of Class B Common Stock; and (iii) units under the Deferred Stock Plan representing an aggregate of 7,864 shares of Class A Common Stock.

ELECTION OF DIRECTORS

      Three of the Company’s nine directors are to be elected by the stockholders at the Meeting, each to hold office for a three-year term expiring in 2004 or until his successor is duly elected and qualifies. The Board of Directors recommends the election of the three nominees named below, all of whom are currently directors of the Company. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, proxies in the enclosed form will be voted FOR the election of each of the three nominees named below.

      The Board of Directors does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the enclosed proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, may determine.

Proposed for Election as Directors

for a Three-Year Term Expiring in 2004

Director
Name and Background	Since

C. Sean Day, age 51, has been Chairman of Teekay Shipping Corporation, a provider of international crude oil and petroleum transportation services, since 1999 and a director of Teekay Shipping Corporation since 1998. Mr. Day was President and CEO of Navios Corporation, a shipping company, from 1989 to 1999. He has also been Chairman of Seagin International, LLC, a consulting company, since 1999. Mr. Day also serves on the Boards of Directors of Kirby Corporation and the Sparkling Springs Water Group.	2000

Louis S. Fuller, age 59, retired in 1999 from Courtright and Associates, an executive search firm, of which he had been a member since 1992. Mr. Fuller also serves on the Board of Directors of Cherry Ridge Corp. He is a first cousin of Mortimer B. Fuller, III and James M. Fuller.	1974

Philip J. Ringo, age 59, has been a consultant to ChemConnect, Inc., an electronic commerce company, since January 2001. From March 1999 to January 2001, Mr. Ringo was President and Chief Operating Officer of ChemConnect, Inc. He was President and CEO of Chemical Leaman Tank Lines Inc., a trucking firm, from 1995 to 1998. From 1992 to 1995, he served as President and Chief Operating Officer of The Morgan Group, Inc. and Chairman and Chief Executive Officer of Morgan Drive Away, Inc., a common and contract carrier for the manufactured housing and recreational vehicle industries. From 1988 to 1992, Mr. Ringo was Chief Executive Officer and President of Energy Innovations, Inc., a monitoring and communications equipment firm. Prior to that, he served as President of ATE Management and Service Co., Inc., now known as Ryder/ ATE, Inc. (municipal transportation services). Mr. Ringo also serves on the Boards of Directors of Quality Distribution Inc., ChemConnect, Inc. and Australian Railroad Group Pty Ltd., a joint venture of the Company and Wesfarmers Limited.	1978

Directors Whose Terms Do Not Expire

at the Meeting

      The following table sets forth certain information with respect to each director of the Company whose term in office does not expire at the Meeting.

	Director	Term
Name and Background	Since	Expires

Mortimer B. Fuller, III, age 58, has served as Chairman of the Board and Chief Executive Officer of the Company since 1977. He also served as President from 1977 until October 1997. Mr. Fuller is a graduate of Princeton University, Boston University School of Law and Harvard Business School. He also serves as Chairman of the Board of Australian Railroad Group Pty Ltd., a joint venture of the Company and Wesfarmers Limited. Mr. Fuller is a first cousin of James M. Fuller and Louis S. Fuller.	1973	2002

James M. Fuller, age 60, has been a Regional Product Manager for OCENS, Inc., a marketer of weather enhancement software for the commercial and recreational marine markets, since 2000. Mr. Fuller retired in 1999 as Regional Sales Manager of the Harvey Salt Co., a distributor of salt and water purification chemicals, a position he had held since 1995. From 1983 until 1993, Mr. Fuller was National Account Manager-Export for Akzo Nobel Salt, Inc., where he served for over 25 years. Mr. Fuller is a first cousin of Mortimer B. Fuller, III and Louis S. Fuller.	1974	2003

T. Michael Long, age 57, is a Co-Manager of The 1818 Fund III, L.P. and has been with Brown Brothers Harriman & Co. since 1971. Mr. Long is currently a Partner in Brown Brothers Harriman & Co., where he shares management and investment responsibility for The 1818 Fund II, L.P. and The 1818 Fund III, L.P. Prior to assuming his current responsibilities, Mr. Long was Department Head of the Corporate Finance Department and advised Brown Brothers Harriman & Co. clients on mergers and acquisitions. Mr. Long also serves as a director of HCA The Healthcare Company, VAALCO Energy Corporation, CMS Incorporated, Gulf Canada Resources Limited, Gulf Indonesia Resources Limited, Nobel Biocare, A.B., MedSource Technologies and Picis, Inc.	2001	2002

Robert M. Melzer, age 60, was President and Chief Executive Officer of Property Capital Trust, a real estate investment trust, from 1992 to 1999, when he retired. Through November 1996, he was also the Chief Financial Officer of Property Capital Trust. Mr. Melzer serves as a trustee of MGI Properties Liquidating Trust, and a director of Beacon Capital Partners, Inc., The Cronos Group, and Lawson Products, Inc. He is also Chair of the Board of Trustees of Beth Israel Deaconess Medical Center in Boston.	1997	2002

John M. Randolph, age 75, has been a financial consultant and private investor for more than the past five years. In 1965 he founded and became Chief Executive Officer of Randolph Computer Corporation, one of the first computer leasing companies. He subsequently served as Chairman and Chief Executive Officer of J.M. Randolph and Associates, a company created to manage certain computer leasing assets acquired by the Bank of Boston.	1986	2003

Hon. M. Douglas Young, P.C., age 60, has been Chairman of Summa Strategies Canada Inc., a firm that provides strategic counsel and business advice in matters relating to international trade and investment, public policy and relationships with government, since 1997. Between 1993 and 1997, he served as Canada’s Minister of Transport, Minister of Human Resources Development and Minister of National Defense. Mr. Young is counsel to the law firm of Patterson Palmer Hunt Murphy, and also serves on the Boards of Directors of Magellan Aerospace Corporation, CPCS Transcom Ltd. and Australian Railroad Group Pty Ltd., a joint venture of the Company and Wesfarmers Limited.	1999	2003

Voting Agreement

      In connection with the Company’s sale of Preferred Stock to The 1818 Fund III, L.P. (the “1818 Fund”), Mortimer B. Fuller, III, the Company, and the 1818 Fund have entered into an agreement pursuant to which Mr. Fuller has agreed, so long as the 1818 Fund continues to own at least 20% of the shares of Class A Common Stock issued or issuable upon conversion of the Preferred Stock, to vote substantially all Stock owned or, to the extent permitted by law, controlled by him to cause the election to the Board of Directors of the 1818 Fund’s designee. See “RELATED TRANSACTIONS” below for further information with respect to this agreement. Pursuant to this agreement, the 1818 Fund designated T. Michael Long as its designee for election to the Board of Directors, and he was elected by the Board in January 2001.

Board Meetings and Committees of the Board

      The Board of Directors held 11 meetings during the year ended December 31, 2000 (“2000”). Each director then in office attended at least 75% of the total of such Board meetings and meetings of Board Committees on which he served.

      The Board of Directors has established, among other Committees, an Audit Committee and a Compensation and Stock Option Committee of the Board. Although the Company has no standing Nominating Committee, the Board of Directors will consider director nominees recommended by stockholders. Such recommendations should be sent to the Company, to the attention of the Chairman of the Board.

      The current members of the Audit Committee are Robert M. Melzer (Chairman), John M. Randolph and Philip J. Ringo. The Audit Committee makes recommendations to the Board regarding the selection of the Company’s independent auditors, reviews the scope of audit and other services by the Company’s independent auditors, reviews the accounting principles and auditing practices and procedures to be used for the Company’s financial statements and reviews the results of those audits, and reviews, with the Company’s independent auditors, the Company’s financial statements and internal accounting procedures, the independent auditor’s auditing procedures and fees, and the possible effects of professional services upon the independence of the Company’s independent auditors. The Audit Committee Charter, adopted by the Board and included as Appendix A to this Proxy Statement, more specifically sets forth the duties and responsibilities of the Audit Committee. The Audit Committee’s report relating to 2000 appears on page 17 of this proxy statement. The Audit Committee held five meetings during 2000.

      The current members of the Compensation and Stock Option Committee (the “Compensation Committee”) are John M. Randolph (Chairman), Louis S. Fuller and M. Douglas Young. The Compensation Committee makes recommendations to the Board with respect to compensation paid to the Company’s management and administers the Company’s 1996 Stock Option Plan (the “Option Plan”). See “EXECUTIVE COMPENSATION—REPORT OF THE COMPENSATION COMMITTEE WITH RESPECT TO EXECUTIVE COMPENSATION” below. The Compensation Committee held one meeting during 2000.

Directors’ Compensation

      During 2000, the Company paid to or deferred for its non-employee directors cash directors’ fees aggregating $124,494. Such fees consisted (effective May 2000) of $10,000 annually (payable quarterly), $1,250 per Board meeting attended, $500 per Board Committee meeting attended, and $250 per Board or Committee meeting attended by telephone. All of the Company’s directors other than Mortimer B. Fuller, III qualify for such payments or deferral. The Company also reimburses its directors for travel expenses in connection with attendance at Board meetings.

      Under the Company’s Deferred Stock Plan for Non-Employee Directors (the “Deferred Stock Plan”), each non-employee director may elect to be paid all or a portion of his cash directors’ compensation instead in units representing shares of Class A Common Stock. Each participating director’s Deferred Stock Plan account is credited with 125% of the cash compensation he elects to defer under the Deferred Stock Plan. Dividends (if any) payable on the Class A Common Stock are likewise credited as additional units in the Deferred Stock Plan accounts, and the number of units in the Deferred Stock Plan accounts are subject to customary anti-dilution adjustments. A non-employee director is not entitled to vote, and does not have any other indicia of ownership of, the Class A Common Stock represented by the units in his Deferred Stock Plan account until those units are paid out to him in shares. Such shares will be paid out to the participating director or his designated beneficiaries (i) on the deferred payment date previously elected by him or (ii) if earlier, upon his death, long-term disability or cessation of service as a director of the Company. An aggregate of 50,000 shares of Class A Common Stock are available for issuance under the Deferred Stock Plan.

      Messrs. Ringo and Young also serve at the Company’s request on the Board of Directors of Australian Railroad Group Pty Ltd. (“ARG”), a joint venture of the Company and Wesfarmers Limited. As such, the Company pays each of them fees of $20,000 per year, plus $5,000 for each ARG Board meeting attended in person and $1,000 for each ARG Board meeting attended by telephone. The Company also reimburses them for travel expenses in connection with attendance at ARG Board meetings. No such fees or expenses were paid during 2000.

Directors’ Options

      The Genesee & Wyoming Inc. Stock Option Plan for Outside Directors (the “Directors’ Plan”) provides for formula grants to each non-employee director of the Company (that is, each director other than Mortimer B. Fuller, III) of nonstatutory 10-year options to purchase shares of Class A Common Stock. For a description of the Directors’ Plan, see “PROPOSAL TO AMEND THE GENESEE & WYOMING INC. STOCK OPTION PLAN FOR OUTSIDE DIRECTORS” below.

      During 2000, James M. Fuller, Louis S. Fuller and Messrs. Melzer, Randolph, Ringo and Young were each granted an option under the Directors’ Plan, expiring on April 13, 2010, to purchase 1,000 shares of Class A Common Stock at an exercise price of $15.00 per share (that being the market value of the Class A Common Stock on the option grant date); Mr. Day was granted an option under the Directors’ Plan, expiring on July 27, 2010, to purchase 2,000 shares of Class A Common Stock at an exercise price of $18.50 per share (that being the market value of the Class A Common Stock on the option grant date); and Mr. Young was granted an option under the Directors’ Plan, expiring on July 29, 2010, to purchase 1,000 shares of Class A Common Stock at an exercise price of $18.75 per share (that being the market value of the Class A Common Stock on the option grant date).

EXECUTIVE OFFICERS

      The Company is currently served by 13 executive officers, who are elected annually by the Board of Directors and serve until their successors are elected and qualify:

      Mortimer B. Fuller, III, age 58, has been Chairman of the Board and Chief Executive Officer of the Company since 1977. Further information about Mr. Fuller is set forth under “ELECTION OF DIRECTORS” above.

      Charles N. Marshall, age 59, has been President and Chief Operating Officer of the Company since October 1997. He has 40 years of railroad industry experience with Consolidated Rail Corporation (Conrail), Southern Railway and the Chessie System Railroad (now part of CSX Transportation, Inc.). He was Senior Vice President-Development when he left Conrail in 1995 and also served as Senior Vice President-Marketing & Sales and in positions in legal, public and government affairs. Immediately prior to joining the Company in 1997, Mr. Marshall worked as a consultant to short line and regional railroads, including the Company, specializing in developing acquisition opportunities within and outside the United States. Mr. Marshall served as a director of the Company from July to October 1997, when he resigned in accordance with the Company’s policy that all directors other than the Chairman and Chief Executive Officer be non-employees.

      Mark W. Hastings, age 51, has been Executive Vice President, Corporate Development since January 2000 and Secretary since April 2000. Prior to that, he served as Senior Vice President, Chief Financial Officer and Treasurer, and had been the Company’s chief financial officer, since he joined the Company in 1978. Prior to joining the Company, Mr. Hastings was a credit analyst for Marine Midland Bank (now HSBC Bank USA). He currently represents the short line industry on the Board of the Railroad Clearing House, which has been established to create the administrative systems and banking functions for the electronic settlement of all rail industry interline freight payments.

      John C. Hellmann, age 31, Chief Financial Officer, joined the Company in January 2000. From 1999 until January 2000, Mr. Hellmann was an investment banker at Lehman Brothers Inc. in the Emerging Communications Group, and from 1997 to 1999, he was an investment banker at Schroder & Co. Inc. in the Transportation Group. From 1992 to 1994, Mr. Hellmann worked for Weyerhaeuser Company in Japan and the People’s Republic of China.

      Forrest L. Becht, age 57, Senior Vice President-Louisiana, joined the Company in 1987 as General Manager of Louisiana & Delta Railroad, Inc., and now serves as its President and General Manager. His 32-year career in the railroad industry has included service with The Atchison, Topeka and Santa Fe Railway from 1968 to 1981 in a succession of staff and line positions in its mechanical and operating departments. Mr. Becht is a director of the American Short Line and Regional Railroad Association and is active in several other railroad operating associations.

      James W. Benz, age 52, became Senior Vice President-GWI Railroad Switching Services in March 1997. Since 1987, he has been President of Rail Link, Inc., which the Company acquired in November 1996.

      Charles W. Chabot, age 54, became Senior Vice President-Australia in October 1997. In addition, since December 2000, he has been Chief Executive Officer of Australian Railroad Group Pty Ltd. From 1992 to 1997, Mr. Chabot served as Senior Vice President-New York and Pennsylvania. He joined the Company as Senior Vice President-Marketing and Sales in 1991 and was President of Buffalo & Pittsburgh Railroad, Inc. from 1992 to 1997. Prior to joining the Company, Mr. Chabot was employed for over ten years by the Chessie System Railroad (now part of CSX Transportation, Inc.), where he served in various capacities in marketing and freight equipment planning. He also served as a management consultant with Booz, Allen and Hamilton.

      David J. Collins, age 43, became Senior Vice President-New York and Pennsylvania in October 1997, after having served as Senior Vice President-Marketing and Development since January 1997. From 1992 to 1997, he was Vice President of Marketing for the New York and Pennsylvania railroads, responsible for marketing, safety, information systems and special projects. From 1990 to 1992, he was General Manager of Genesee and Wyoming Railroad Company and Rochester & Southern Railroad, Inc. Mr. Collins joined the Company in 1979.

      Alan R. Harris, age 52, Senior Vice President and Chief Accounting Officer, joined the Company in 1990 as its Chief Accounting Officer. Mr. Harris is a certified public accountant and from 1985 to 1990, he was

Director of Accounting, and subsequently Secretary and Treasurer, of Preston Trucking Company, Inc., an interstate carrier.

      Martin D. Lacombe, age 59, Senior Vice President-Canada, joined the Company in April 1999. Prior to that, he was Senior Vice President of Rail-Term Inc., an affiliate of the Company’s then joint venture partner in Canada, which he joined in 1998. From 1995 to 1997, Mr. Lacombe worked as a consultant to short line and rail services companies. Mr. Lacombe has extensive operating experience in various facets of the industry, having worked for CN Rail, the Canadian Transport Commission, VIA Rail and the Railway Association of Canada in a variety of positions from front-line supervision to Vice President.

      Thomas P. Loftus, age 42, became Senior Vice President-Finance in May 2000. He joined the Company in 1996 as Vice President-Finance. From 1993 to 1996, Mr. Loftus worked for RailTex, Inc., where he held various financial management positions, including Manager-Acquisitions.

      Paul M. Victor, age 51, became Senior Vice President-Mexico in May 1999. He joined the Company in 1997 as Vice President-Mexico. During 1997, he acted as an independent consultant to Ferrovia Sur Atlantico in Southern Brazil, Placer Dome Latin America, Mina Zaldevar and various projects in northern Chile. From 1994 to 1997, he served as Chief Operating Officer for Ferrocarril del Pacifico, S.A. in Chile. Mr. Victor has over 31 years’ experience in the railroad industry in the United States and South America.

      Spencer D. White, age 40, Senior Vice President-Illinois, is President and General Manager of Illinois & Midland Railroad, Inc. He joined the Company in 1988 as Chief Engineer of Buffalo & Pittsburgh Railroad, Inc. after serving in progressive engineering positions with CSX Transportation, Inc. since 1982. He has served the Company as Vice President-Operations of Buffalo & Pittsburgh Railroad, Inc. and Chief Engineer of the New York and Pennsylvania railroads.

Section 16(a) Beneficial Ownership Reporting Compliance

      Since the 2000 Annual Meeting of Stockholders, the following directors and executive officers inadvertently filed late with the Securities and Exchange Commission (the “SEC”) reports disclosing transactions in the Class A Common Stock beneficially owned by them: James M. Fuller, one report disclosing two transactions; Forrest L. Becht, one report disclosing two transactions; Charles N. Marshall, one report disclosing one transaction; and Thomas P. Loftus, his initial report. All such reports have since been filed, and all of the Company’s directors and executive officers are now current in such filings. In making the foregoing statements, the Company has relied upon the written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

EXECUTIVE COMPENSATION

      Shown on the table below is information on the annual and long-term compensation for services rendered to the Company in all capacities, for the years ended December 31, 2000, 1999 and 1998, paid by the Company to those persons who were, at December 31, 2000, the Chief Executive Officer and the four most highly compensated other executive officers of the Company (collectively, the “Named Executives”).

Summary Compensation Table

						Long-Term
						Compensation
		Annual Compensation
						Awards	Payouts
				Other Annual				All Other
		Salary	Bonus	Compensation			LTIP	Compensation
Name and Principal Position	Year	($) (1)	($) (2)	($) (3)		Options (#)	Payouts ($)	($) (4)

Mortimer B. Fuller, III	2000	$412,650	$292,400	–		25,000	–	$145,975
Chairman and Chief Executive	1999	391,600	192,900	–		25,000	–	147,399
Officer	1998	372,127	121,950	–		50,000	–	132,432

Charles N. Marshall	2000	277,729	143,400	–		10,000	–	81,122
President and Chief Operating	1999	266,923	135,400	–		10,000	–	85,037
Officer	1998	251,035	80,400	–		30,000	–	73,836

Charles W. Chabot	2000	241,635	110,000	$180,937	(5)	–	$1,552,602 (6)	77,749
Senior Vice President-Australia	1999	203,089	90,000	53,436	(5)	2,500	–	55,155
	1998	222,424	100,000	53,091	(5)	5,000	–	50,246

Mark W. Hastings	2000	220,830	115,400	–		7,500	–	55,311
Executive Vice President,	1999	215,042	68,400	–		7,500	–	55,883
Corporate Development	1998	207,815	73,400	–		15,000	–	51,372

John C. Hellmann (7)	2000	137,530	75,000	–		27,500	–	13,900
Chief Financial Officer

(1)	The amounts shown include cash compensation paid during the year indicated as well as cash compensation deferred at the election of the Named Executive.
(2)	The bonuses shown were awarded and paid in the succeeding year for services rendered during the year indicated.
(3)	Except for those described in footnote (5) to the table, the value of perquisites and other personal benefits are not shown on the table because the aggregate amount of such compensation (if any) for each year shown did not exceed the lesser of $50,000 or 10% of the Named Executive’s annual salary and bonus for that year.
(4)	The amounts shown for 2000 reflect: (i) Company contributions of $1,475 each to the Company’s 401(k) Savings Plan on behalf of Messrs. Fuller, Marshall, Chabot and Hastings; and (ii) the value of insurance premiums paid by the Company, and the economic benefit (projected on an actuarial basis) to the Named Executives, under split dollar life insurance arrangements as follows: Mr. Fuller-$144,500, Mr. Marshall-$79,647, Mr. Chabot-$76,274, Mr. Hastings-$53,836, and Mr. Hellmann-$13,900.
(5)	The amounts shown primarily reflect allowances, expense reimbursement and similar payments made to or on behalf of Mr. Chabot in connection with his overseas assignment, including, in the case of 2000, host country tax payments ($114,267). See “EXECUTIVE COMPENSATION—SEVERANCE AND OTHER AGREEMENTS” below.
(6)	The amount shown reflects a cash payout in lieu of stock of the Company’s formerly wholly-owned subsidiary, Australia Southern Railroad, upon exercise of stock options under that subsidiary’s stock option plan.
(7)	Mr. Hellmann joined the Company in late January 2000.

Stock Options

      Shown below is further information on grants of stock options to the Named Executives during 2000. All such options were granted under the Option Plan. The Company has no provision for stock appreciation rights.

Option Grants in 2000

Individual Grants					Grant Date Value

		Percent of
		Total Options
		Granted to	Exercise		Grant Date
	Options	Employees in	Price	Expiration	Present Value
Name	Granted (#)	Fiscal Year	($/Sh)	Date	($) (1)

Mortimer B. Fuller, III	12,708	9.0%	$16.50	4/13/05	$99,249
	12,292	8.7%	15.00	4/13/05	96,001

Charles N. Marshall	10,000	7.1%	15.00	4/13/05	78,100

Charles W. Chabot	–	–	–	–	–

Mark W. Hastings	7,500	5.3%	15.00	4/13/05	58,575

John C. Hellmann	20,000	14.2%	12.3125	1/27/05	156,200
	7,500	5.3%	15.00	4/13/05	58,575

(1)	The hypothetical grant date present values are presented pursuant to the rules of the SEC and are calculated under the modified Black-Scholes Model for pricing options, a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in estimating an option’s present value. Factors used to value the options shown on the table include the expected volatility rate of the shares underlying the option (47.80%), the risk-free interest rate (6.20%), the expected dividend yield (0.00%) and the expected life (5 years). The actual before-tax amount, if any, realized upon the exercise of stock options will depend upon the excess, if any, of the market price of the Class A Common Stock over the option exercise price per share at the time the option is exercised. There is no assurance that the hypothetical grant date present values of the options reflected on the table will be realized.

      Shown below is information with respect to option exercises by the Named Executives during 2000 and all unexercised options to purchase Class A Common Stock held by the Named Executives at December 31, 2000.

Aggregated Option Exercises in 2000 and

Fiscal Year-End Option Values

					Value of All Unexercised
			Unexercised Options Held		In-the-Money Options at
	Shares		at FY-End (#)		FY-End ($) (1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mortimer B. Fuller, III	10,900	$132,762	65,350	68,750	$603,223	$783,986

Charles N. Marshall	–	–	17,500	32,500	139,375	358,125

Charles W. Chabot	–	–	28,125	4,375	286,563	50,938

Mark W. Hastings	15,000	150,138	39,375	20,625	392,813	245,626

John C. Hellmann	–	–	6,875	20,625	98,516	295,547

(1)	Expressed as the excess of the market value of the Class A Common Stock at December 31, 2000 ($27.375 per share) over the exercise price of each option.

Severance and Other Agreements

      The Company is a party to agreements with each of its 13 current executive officers which provide that upon termination of the officer’s employment with the Company within three years after a defined change in control of the Company, the officer will receive a cash amount equal to three times the average annual compensation payable to him by the Company during the immediately preceding five years. The agreements provide for reduction of the amounts paid pursuant thereto to the extent that such amounts would otherwise be non-deductible to the Company under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

      In addition, pursuant to an Assignment Letter effective November 1, 1998 executed by the Company and Charles W. Chabot in connection with his assignment to Australia, the Company has agreed that if Mr. Chabot is still employed by the Company when his foreign assignment ends, he will, at the Company’s discretion, be placed in a comparable position with the Company or given two years’ salary continuation. The Assignment Letter also provides Mr. Chabot with a base salary of at least $200,000 per year, housing, a foreign living allowance, travel expenses, relocation expenses and tax equalization payments in connection with his foreign assignment.

Report of the Compensation Committee With Respect to Executive Compensation

      The following discussion applies to the compensation of all of the Company’s executive officers, including Mortimer B. Fuller, III, the Chief Executive Officer, and the other Named Executives.

  Executive Compensation Philosophy:

      The goals of the Company’s executive compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executives who contribute to the long-term success of the Company and its operating regions and to increasing stockholder value. The Company attempts to compensate its executives competitively. To ensure that compensation is competitive, the Company periodically compares its compensation practices with those of comparable companies and adjusts its compensation parameters, if necessary, based on this review. More importantly, the Company’s executive compensation program relies to a great degree on incentive compensation, both annual and long-term.

      Executives are rewarded based upon Company-wide performance, regional performance (in the case of executives who are regional managers) and individual performance. Company-wide performance and regional performance are evaluated by reviewing the extent to which strategic and business plan objectives are met, including such factors as achieving operating profit and operating efficiencies. For example, pre-determined levels of profitability must be met before any incentive compensation is paid, so that every executive is motivated to achieve profitability for his region (or, in the case of executives who are not regional managers, for the Company as a whole). Individual performance is evaluated by reviewing each executive’s performance against set annual objectives.

  Executive Compensation Program:

      The Company’s executive compensation program is structured to attract and retain key executives capable of increasing revenues, promoting innovation, fostering teamwork and motivating employees, all with the ultimate goal of improving profitability and enhancing stockholder value. The Company’s executive compensation program currently consists of annual salary, annual incentive compensation in the form of cash bonuses, and long-term incentive compensation in the form of stock options.

      Salaries. The annual cash compensation paid to executives consists of base salary and cash bonuses. Salaries are reviewed by the Compensation Committee at the end of each year and may be changed at that time based on recommendations of the Chief Executive Officer. Factors considered are an executive’s performance, changes in competitive compensation levels and changes in the executive’s responsibilities in the Company.

      During 2000, the Compensation Committee engaged an outside study of the compensation paid to senior executives in comparable companies. The results of this study were taken into consideration in adjusting salary compensation for 2000.

      Bonuses. Annual incentive compensation in the form of cash bonuses are awarded under the Company’s cash bonus plan. Under this plan, the Company awards annual bonuses to certain key employees (including the 13 current executive officers) based on pre-tax earnings targets and the meeting of individual performance objectives.

           At the beginning of each year, each executive officer provides the Chief Executive Officer or the Chief Operating Officer with his individualized objectives for the year, which include financial, business and operational goals (for example, an improved safety program). The Chief Executive Officer or the Chief Operating Officer reviews, modifies (if necessary) and approves each executive’s individual objectives, and during the year he gives executives ongoing feedback on their progress in meeting those objectives. After the end of each year, the Chief Executive Officer or the Chief Operating Officer evaluates each executive’s accomplishment of his objectives and provides performance appraisals to the Compensation Committee. The Chief Executive Officer also provides the Compensation Committee with his recommendations for each executive’s cash bonus for the year just ended, which are based on (i) the Company’s financial performance for the year, (ii) in the case of an executive who is a regional manager, his region’s financial performance for the year, and (iii) the executive’s success in meeting his objectives for the year. The performance appraisals and the Chief Executive Officer’s recommendations are considered by the Compensation Committee in deciding the amount of each executive’s bonus (if any) for the year just ended. Similar objective-setting, feedback and evaluation with respect to the Chief Executive Officer’s performance and recommended bonus compensation is provided by the Chairman of the Compensation Committee.

           Maximum bonus percentages under the cash bonus plan currently range from 15% to 70% of annual salary. The maximum bonus percentage assigned to each executive depends on the degree to which he is responsible for financial results. In addition, the Compensation Committee has discretion to award cash bonuses outside the parameters of the cash bonus plan in the case of extraordinary performance by an executive. In 2000, the Compensation Committee approved additional bonus amounts for the performance contributions of cross-functional teams. Based on the Company’s financial performance in 2000 and their respective individual and team performances, the Chief Executive Officer and all of the other executive officers were awarded cash bonuses for 2000 aggregating $1,083,074.

      The Option Plan. Long-term incentives are provided through the grant of stock options under the Option Plan, which terminates in 2006. The Option Plan currently provides for the granting of incentive stock options (within the meaning of Section 422 of the Code) and nonstatutory stock options to executives and other employees of the Company to purchase up to an aggregate of 1,050,000 shares of Class A Common Stock. The Option Plan is administered by the Compensation Committee, which is authorized to determine the recipients of options, the types of options granted, the number of shares subject to each option, the term of each option, exercise prices and other option features. The term of an option may not exceed ten years (or five years in the case of an incentive stock option granted to a 10% stockholder of the Company). The Option Plan sets a 200,000-share limit (subject to anti-dilution adjustment) on the number of options that may be granted to any one employee in any calendar year. Options are not transferable except by will or intestacy, and lapse within stated periods following the death of the optionee or the termination of the optionee’s employment with the Company. The Option Plan contains customary anti-dilution provisions and provides for the acceleration of the vesting of options upon a change of control of the Company.

           The Compensation Committee views stock options as a means of aligning the long range interests of key employees, including executives, with those of the stockholders by providing them with the opportunity to build a meaningful stake in the Company. Options are granted in the discretion of the Compensation Committee based on its evaluation of each key employee’s contribution and expected future contribution to the Company’s financial success. In 2000, the Compensation Committee granted to an aggregate of 136 employees (including 12 of the executive officers) options to purchase an aggregate of 140,550 shares of Class A Common Stock. See “EXECUTIVE COMPENSATION—STOCK OPTIONS” above.

      401(k) Savings Plan. Executive and other employees are also entitled to participate in the Company’s 401(k) Savings Plan, which provides retirement, death and disability benefits to employees and includes both employer and employee contributions.

  Chief Executive Officer Compensation:

      The key performance measure used to determine the 2000 compensation package for Mortimer B. Fuller, III was the Compensation Committee’s assessment of his ability and dedication to provide the leadership and vision necessary to enhance the long-term value of the Company.

      Mr. Fuller has no employment agreement with the Company. The Compensation Committee fixes Mr. Fuller’s salary each year based on its evaluation of Mr. Fuller’s performance during the prior year and the challenges the Compensation Committee believes the Company and its Chief Executive Officer will face in the coming year. The Compensation Committee fixed Mr. Fuller’s salary for 2000 at $412,650. The Compensation Committee believes that Mr. Fuller’s salary is fixed at a level that is comparable to the base salaries paid to other chief executive officers with comparable qualifications, experience, responsibilities and proven results at comparable companies engaged in similar businesses.

      Consistent with the Company’s executive compensation philosophy, Mr. Fuller’s total compensation package depends to a large degree on annual and long-term incentive compensation. The annual incentive component is currently made up of a cash bonus under the Company’s cash bonus plan, which is paid after the end of the year and is based on the profitability of the Company and Mr. Fuller’s individual performance. The long-term incentive component currently takes the form of the grant of stock options under the Option Plan. Both the annual and long-term components of Mr. Fuller’s incentive compensation are variable and closely tied to corporate performance in a manner that encourages dedication to building profitability and stockholder value.

      In evaluating the performance and setting the compensation of Mr. Fuller as the Company’s Chief Executive Officer, the Compensation Committee noted several accomplishments in 2000. Specifically, the Company completed a significant acquisition (through a 50% owned joint venture) in Western Australia, completed an investment in a railroad in Bolivia, completed a private placement of $20 million in Preferred Stock, expanded its operations in Mexico, and integrated two acquisitions which took place in 1999. Additionally, the Compensation Committee acknowledged the following key indicators of the Company’s performance in 2000: operating revenues increased 17.6% to $206.5 million in 2000 from $175.6 million in 1999, and net income increased by 11.2% to $13.9 million in 2000 compared to net income in 1999 of $12.5 million.

      The Compensation Committee views these accomplishments as attributable in large measure to Mr. Fuller’s leadership, vision and hard work. In addition, Mr. Fuller has expanded the Company’s top management team and has established a strong record of innovation, quality improvement and efficiency.

      Mr. Fuller’s annual and long-term incentive compensation package for 2000 included a cash bonus in the amount of $292,400 and the grant of options to purchase 25,000 shares of Class A Common Stock. Mr. Fuller’s compensation package has successfully focused on the importance of increasing profitability and stockholder value by providing him with significant short-term and long-term incentive compensation during periods when performance objectives have been met or exceeded.

Compensation and Stock Option Committee

John M. Randolph, Chairman
Louis S. Fuller
M. Douglas Young

Insider Participation in Compensation Committee

      The Chief Executive Officer of the Company consults with the Compensation Committee. He participates in discussions of the Compensation Committee and makes recommendations to it, but he does not vote or otherwise participate in the Compensation Committee’s ultimate determinations. The Board of Directors believes that it is wise and prudent to have the Chief Executive Officer so participate in the operations of the Compensation Committee because his evaluations and recommendations with respect to the compensation and benefits paid to executives other than himself are extremely valuable to the Compensation Committee. However, the Chief

Executive Officer neither participates nor is otherwise involved in the deliberations of the Compensation Committee with respect to his own compensation and benefits.

Stock Price Performance Graph

      Set forth below is a line graph comparing, since the Company’s initial public offering on June 24, 1996, the cumulative total stockholder return on the Class A Common Stock, based on the market price thereof, with the cumulative total return of companies on the Nasdaq Composite Total Return Index (US) and an industry peer group which the Company has selected for this purpose, comprised of the following companies: Emons Transportation Group Inc., Providence and Worcester Railroad Co., Railamerica Inc. and Wisconsin Central Transportation Corporation (collectively, the “Peer Group”).

Comparison of Cumulative Total Return

PERFORMANCE GRAPH

INDEXED RETURNS

Years Ending

	Base
	Period
Company Name/Index	June 24, 96	Dec 96	Dec 97	Dec 98	Dec 99	Dec 00

GENESEE & WYOMING INC — CL A	100	204.41	137.50	75.00	75.73	161.03
NASDAQ COMPOSITE TOTAL RETURN INDEX (US)	100	108.96	133.45	188.16	349.66	210.22
PEER GROUP	100	125.76	77.62	59.02	46.79	50.75

Assumes $100 invested on June 24, 1996 in the Company’s Class A Common Stock, the companies comprising the Nasdaq Composite Total Return Index (US) and the companies comprising the Peer Group.

     There can be no assurance that the Company’s stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will neither make nor endorse any predictions as to future stock performance.

REPORT OF THE AUDIT COMMITTEE

TO STOCKHOLDERS

      The Audit Committee of the Board of Directors is comprised of three members of the Board of Directors, each of whom is independent pursuant to the Nasdaq National Market’s listing standards. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is included as Appendix A to this proxy statement. Among other things, the Audit Committee recommends to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K, and recommends the selection of the independent auditors to audit the Company’s books and records.

      The Audit Committee has:

•	reviewed and discussed the Company’s audited financial statements for 2000 with the Company’s management and with Arthur Andersen LLP, the Company’s independent auditors;

•	discussed with the Company’s independent auditors the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards); and

•	received and discussed the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Statement No. 1 (Independent Discussions with Audit Committees).

      Based on such review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2000 for filing with the SEC.

Auditors’ Fees

      Audit Fees: For professional services rendered by them for the audit of the Company’s annual financial statements for 2000, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2000, Arthur Andersen LLP billed the Company fees in the aggregate amount of $441,440.

      Financial Information Systems Design and Implementation Fees: Arthur Andersen LLP billed the Company no fees for professional services rendered for 2000 in connection with financial information systems design and implementation.

      All Other Fees: For professional services other than those described above rendered by them for 2000, Arthur Andersen LLP billed the Company fees in the aggregate amount of $688,631.

      The Audit Committee has considered whether the provision of services described above under “ALL OTHER FEES” is compatible with maintaining the independence of Arthur Andersen LLP.

Audit Committee:

Robert M. Melzer, Chairman
John M. Randolph
Philip J. Ringo

RELATED TRANSACTIONS

      The Company, Mortimer B. Fuller, III, the other 12 executive officers of the Company (the “Other Executives”) and all holders of the Class B Common Stock are parties to a Class B Stockholders’ Agreement dated as of May 20, 1996. Under that agreement, if a party proposes to transfer shares of Class B Common Stock in a transaction that will not result in the automatic conversion of those shares into shares of Class A Common Stock, the Other Executives have the right to purchase up to an aggregate of 50% of those shares, and Mr. Fuller has the right to purchase the balance, all at the then-current market price of the Class A Common Stock. If Mr. Fuller does not purchase the entire balance of the shares, the Other Executives have the right to purchase the shares that remain. Such purchase rights also apply if the employment of any of the Other Executives is terminated for any reason. The effect of this agreement is to concentrate ownership of the Class B Common Stock, which enjoys ten times the voting power of the Class A Common Stock, in the hands of management of the Company, particularly Mr. Fuller. See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” above.

      Mortimer B. Fuller, III is indebted to the Company under a promissory note executed in May 1998 which bears interest at the rate of 5.69% per annum. The largest amount of principal and unpaid interest outstanding since January 1, 2000 was $531,374, and the amount of principal and unpaid interest outstanding on March 31, 2001 was $507,113.

      C. Murray Benz, the wife of James W. Benz, an executive officer, is Vice President-Sales and Marketing of the Company’s Rail Link, Inc. subsidiary. As such, in 2000 she received compensation and benefits of $128,473, and was granted a five-year option to purchase 500 shares of Class A Common Stock at $15.00 per share.

      Pursuant to a Stock Purchase Agreement between the Company and The 1818 Fund III, L.P. (the “1818 Fund”) dated October 19, 2000 (the “Stock Purchase Agreement”), on December 12, 2000 the Company issued to the 1818 Fund 20,000 shares of Preferred Stock for a purchase price of $20,000,000. As a condition to the transaction, Mortimer B. Fuller, III, the Company and the 1818 Fund entered into a letter agreement (the “Letter Agreement”) under which Mr. Fuller has agreed, so long as the 1818 Fund continues to own at least 20% of the shares of Class A Common Stock issued or issuable upon conversion of the Preferred Stock, to vote substantially all Stock (whether now or hereafter acquired) owned or, to the extent permitted by law, controlled by him in order to cause the election to the Board of Directors of the designee of the 1818 Fund. Additionally, the 1818 Fund has been granted tag-along rights, subject to certain exceptions, in the event Mr. Fuller transfers 15% or more of the shares of Class A Common Stock or Class B Common Stock owned by him in a single or series of related private transactions. The Company and the 1818 Fund have also entered into a Registration Rights Agreement dated December 12, 2000 pursuant to which the Company has agreed, under the terms and conditions set forth therein, to register under the Securities Act of 1933, as amended, the Class A Common Stock issuable upon the conversion of the shares of Preferred Stock held by the 1818 Fund and all other shares of Class A Common Stock held by the 1818 Fund.

PROPOSAL TO AMEND THE GENESEE & WYOMING INC. STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

Background of Plan and Description of Proposed Amendment

      The Genesee & Wyoming Inc. Stock Option Plan for Outside Directors (the “Directors’ Plan”) was adopted by the Board of Directors on April 26, 1996 and was approved and ratified by the stockholders on May 20, 1996. The Board has subsequently amended the Directors’ Plan in various respects. The Directors’ Plan is designed to attract, retain and compensate highly qualified individuals who are not employees of the Company, or any of its subsidiaries, for their services as members of the Board of Directors of the Company and to enable them to increase their ownership of the Company’s Class A Common Stock.

      The Directors’ Plan currently provides for the grant of options to purchase up to 50,000 shares of Class A Common Stock.

      The Company has adopted a policy of granting options to purchase shares of Class A Common Stock to members of the Board of Directors who are not employees of the Company or any of its subsidiaries (“Outside Directors”), and the Board of Directors believes that such grants have helped to attract, retain and compensate Outside Directors and to enable Outside Directors to increase their ownership of the Company’s Class A Common Stock.

      In furtherance of this policy, the Company has to date granted to eight Outside Directors options to purchase an aggregate of 49,000 of the 50,000 shares of Class A Common Stock currently available under the Directors’ Plan. This currently leaves only 1,000 shares remaining for future option grants. The Board of Directors believes that increasing the number of shares available for options granted under the Directors’ Plan will assist the Company in continuing to attract, retain and compensate superior Outside Directors and thus continue to contribute to the success of the Company.

      Therefore, on April 6, 2001, the Board of Directors approved and adopted Amendment No. 4 to the Directors’ Plan, effective July 1, 2001, which increases the number of shares available for option grants thereunder from 50,000 to 90,000 (the “Proposed Amendment”). The Proposed Amendment was approved and adopted by the Board of Directors subject to approval and ratification by the stockholders at the Meeting. The Board of Directors believes that the Proposed Amendment is in the best interests of the Company and its stockholders because it will permit the Company to continue to receive the benefits of the Directors’ Plan described above.

Description of Directors’ Plan as Proposed to be Amended

      The following is a summary of the principal features of the Directors’ Plan and the Proposed Amendment.

      Increase of Shares Available. The Directors’ Plan currently provides for the granting of stock options to purchase up to an aggregate of 50,000 shares of Class A Common Stock (subject to anti-dilution adjustment as described below). The Proposed Amendment, if approved by the stockholders, would increase, effective July 1, 2001, the number of shares of Class A Common Stock available for option grants thereunder from 50,000 to 90,000 (subject to anti-dilution adjustment as described below). If any option granted under the Directors’ Plan expires or terminates without having been exercised in full, shares subject to the unexercised portion of such option may again be available for other option grants under the Directors’ Plan.

      Nature of Options. All stock options granted under the Directors’ Plan are nonstatutory stock options to purchase shares of Class A Common Stock. The Company receives no consideration for the grant of any options under the Directors’ Plan.

      Eligibility. Options under the Directors’ Plan may be granted to each member of the Board of Directors who is not an employee of the Company or any of its subsidiaries.

      Option Grants. Subject to the express provisions of the Directors’ Plan: (i) each person who was an Outside Director immediately prior to the Company’s initial public offering in 1996 was automatically granted an option to purchase 8,000 shares of Class A Common Stock; (ii) each person who becomes an Outside Director since the initial public offering is automatically granted an option to purchase 2,000 shares of Class A Common Stock on the date he becomes an Outside Director; (iii) on the first and second anniversaries of becoming an Outside Director, each Outside Director is automatically granted an option to purchase 1,000 shares of Class A Common Stock so long as the Company’s net income, after taxes, for the then most recently completed fiscal year exceeds by at least 10% the Company’s net income, after taxes, for the immediately preceding fiscal year; and (iv) on April 14, 2000, each Outside Director in office on that date was granted an option to purchase 1,000 shares of Class A Common Stock.

      The Board of Directors has the authority to amend the Directors’ Plan, not more frequently than every six months, to provide for additional option grants thereunder, so long as such grants in the aggregate do not exceed 50,000 shares (or, as provided by the Proposed Amendment, 90,000 shares). See “—ADMINISTRATION AND AMENDMENTS” below.

      Terms and Conditions of Options; Option Price. The price at which any option granted under the Directors’ Plan is exercisable is the market value per share of the Class A Common Stock on the grant date of the option. Each option granted under the Directors’ Plan vests and becomes exercisable in three equal annual installments commencing on the first anniversary of its grant date.

      The market value of the Class A Common Stock (reflected by the last sale price thereof as reported by The Nasdaq Stock Market) on March 31, 2001 was $25.0625 per share.

      Upon exercise, the exercise price of an option may be paid: (i) in cash, or (ii) in whole or in part by delivery of Class A Common Stock already owned by the Outside Director (or his estate), which will be accepted in exchange at the fair market value of the shares on the date of exercise.

      Effect of Death, Cessation of Service as a Member of the Board of Directors, or Employment by the Company. Upon the death of an Outside Director while serving as a member of the Board of Directors, only those options (or portions thereof) that have vested by the date of death may thereafter be exercisable by his legal representative, and such options must be exercised within six months after the date of death (but in no event after the expiration of the option) or they are forfeited. Upon an Outside Director’s cessation of services as a member of the Board of Directors for any reason other than his death, only those options (or portions thereof) that have vested by the date of cessation of service are thereafter exercisable by him, and such options must be exercised within 90 days after cessation of service (but in no event after the expiration of the option) or they are forfeited. If an Outside Director becomes an employee of the Company or otherwise no longer satisfies the requirement for eligibility, then all options already granted to him continue in full force and effect, in accordance with their original terms, for so long as he remains a member of the Board of Directors, but he will be entitled to no further grants of options under the Directors’ Plan.

      Non-Transferability in Most Circumstances. No option granted under the Directors’ Plan is transferable other than by will or the laws of decent and distribution. During an Outside Director’s lifetime, an option may only be exercised by him.

      Vesting Acceleration. Under the Directors’ Plan, all outstanding options not then exercisable become immediately exercisable in full upon the occurrence of certain defined events constituting a change in control of the Company.

      Anti-Dilution Adjustments. In the event of a merger, consolidation, asset sale, exchange, recapitalization, stock split or similar event, the aggregate number and kind of shares available for options under the Directors’ Plan, the number and kind of shares covered by each outstanding option and the per share exercise price thereof, will be appropriately adjusted.

      Administration and Amendments. The Directors’ Plan is administered by the Board of Directors. The Board of Directors, without further stockholder approval, may at any time terminate or amend the Directors’ Plan, provided that any amendment that changes the timing of the grant of options, the eligibility requirements for Outside Directors, the method of determining the exercise price of options, the vesting schedule or expiration date of options, or the number of shares subject to options may not be made more frequently than every six months unless otherwise necessary to comply with the Code, the Employee Retirement Income Security Act of 1974, as

amended, or any regulations thereunder. No amendment to the Directors’ Plan may revoke or alter in a manner adverse to an Outside Director any options then outstanding.

      Securities Act Registration. The Company has filed with the SEC a Registration Statement on Form S-8 registering the 50,000 shares currently issuable upon exercise of options granted and to be granted under the Directors’ Plan. If the Proposed Amendment is approved and ratified by the stockholders at the Meeting, the Company intends to register the 40,000 additional shares issuable upon exercise of options granted and to be granted under the Directors’ Plan, pursuant to a Registration Statement on Form S-8, as soon as practicable.

      Federal Income Tax Consequences. The following summarizes the federal income tax consequences to participants and the Company of the grant and exercise of the nonstatutory stock options under the Directors’ Plan. This discussion is merely a summary and does not purport to be a complete description of the federal income tax consequences of the Directors’ Plan. This description does not cover state and local tax treatment of participation in the Directors’ Plan.

      The grant of a nonstatutory stock option under the Directors’ Plan will not result in the recognition of gross income to the optionee or a deduction to the Company at the time of the grant. Upon the exercise of a nonstatutory stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the exercise price, unless he could be subject to liability under Section 16(b) of the Exchange Act if he were to sell the shares at a profit at such time (in which case, unless the optionee makes a special election under the Code within 30 days after exercise, the optionee will recognize ordinary income for federal income tax purposes six months after the date of the grant; if the optionee timely makes such election, he will recognize ordinary income at the time of exercise).

      The Company is entitled to a tax deduction equal to the amount of such income for the fiscal year of the Company in which ends the taxable year of the optionee in which such amount is included in the optionee’s gross income, provided that the limitations of Sections 280G and 163(m) of the Code do not apply.

      If an optionee disposes of any shares acquired upon the exercise of a nonstatutory stock option, the optionee will recognize a capital gain or loss equal to the difference between the optionee’s tax basis in the shares (generally the fair market value of such shares at the time ordinary income was recognized) and the amount realized on disposition of such shares. Any gain will be taxed as short-term capital gain at ordinary income rates if the shares have been held for one year or less, or as long-term capital gain subject to a maximum tax rate of either 10% or 20% (depending upon the taxpayer’s income) if held for more than one year. Any loss will be netted against gain of a like type and, subject to certain limitations on the deductibility of capital losses, any net loss deducted from other income. The Company is not entitled to any tax deduction in connection with such disposition of shares.

New Plan Benefits

      If the Proposed Amendment is approved by the stockholders, each of the eight current Outside Directors of the Company may be eligible to be granted additional options under the Directors’ Plan. The following table sets forth the amount and dollar value of all options actually granted during 2000 under the Directors’ Plan. No options have been or will be granted under the Directors’ Plan to officers or employees of the Company or other persons who are not Outside Directors.

GENESEE & WYOMING INC. STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

Option Grants in 2000

		Number
	Dollar Value	of
Group	($) (1)	Units

All Directors Who Are Not Executive Officers or Employees	$79,813	9,000

(1)	Expressed as the excess of the market value of the Class A Common Stock on March 31, 2001 ($25.0625 per share) over the exercise price of each option. The options shown on the table were granted on various dates between April 14 and July 30, 2000 at exercise prices ranging from $15.00 to $18.75 per share.

Required Vote and Board Recommendation

      A majority in the affirmative of the votes cast, in person or by proxy, at the Meeting by stockholders entitled to vote at the Meeting is required for the approval and ratification of the Proposed Amendment. The Board of Directors recommends a vote in favor of the Proposed Amendment, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR the Proposed Amendment.

SELECTION OF INDEPENDENT AUDITORS

      The firm of Arthur Andersen LLP, certified public accountants, served as the independent auditors of the Company for 2000. In addition to the audit of the 2000 financial statements, the Company engaged Arthur Andersen LLP to perform certain services for which it was paid professional fees. See “REPORT OF THE AUDIT COMMITTEE TO STOCKHOLDERS” above.

      The Board of Directors has selected Arthur Andersen LLP as the Company’s independent auditors for the fiscal year ending December 31, 2001. This selection will be presented to the stockholders for their approval at the Meeting. The Board of Directors recommends a vote in favor of the proposal to approve and ratify this selection, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal. If the stockholders do not approve this selection, the Board of Directors will reconsider its choice.

      The Company has been advised by Arthur Andersen LLP that a representative will be present at the Meeting and will be available to respond to appropriate questions. In addition, the Company intends to give such representative an opportunity to make any statements if he should so desire.

STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

      In order for any stockholder proposal to be included in the Company’s proxy statement to be issued in connection with the 2002 Annual Meeting of Stockholders, such proposal must be received at the principal executive offices of the Company, 66 Field Point Road, Greenwich, Connecticut 06830 (Attention: Mark W. Hastings, Secretary) no later than December 21, 2001. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such Annual Meeting. Stockholder proposals that are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before the 2002 Annual Meeting of Stockholders if notice thereof is received by the Company, as described immediately above, no later than March 6, 2002.

OTHER MATTERS

      The Board of Directors does not know of any other matters that are to be presented for action at the Meeting. Should any other matter come before the Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

ANNUAL REPORT ON FORM 10-K

      Upon the written request of any stockholder, the Company will provide without charge a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 as filed with the SEC. Such written request should be directed to Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, Connecticut 06830 (Attention: Mark W. Hastings, Secretary).

BY ORDER OF THE BOARD OF DIRECTORS

Mark W. Hastings
Secretary

Dated: April 23, 2001

Appendix A

Audit Committee Charter

      The Board of Directors of Genesee & Wyoming Inc. have established an Audit Committee to evaluate significant matters relating to the audit and internal controls of the Company and to review the scope and adequacy of the audits conducted by the independent accountants engaged for that purpose. To better define these objectives, the Board of Directors hereby assigns the authority, responsibility, and specific duties to the Audit Committee as described below.

Composition

      The Committee shall be comprised of three or more directors, whose term of appointment is at the discretion of the Board of Directors, and who are independent of management and free of any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgement as committee members.

      Additionally, each member of the Audit Committee shall be able to read or understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement and at least one member of the committee shall have past employment experience which results in the individual’s financial sophistication.

      One member of the Committee shall be appointed Committee Chairman by the Chairman of the Board of Directors.

Authority

      The Audit Committee is granted the authority to investigate any activity of the Company in order to adequately discharge its responsibility, and to expand its knowledge of Company financial operations. The Committee shall have direct access to independent accountants and the financial staff of the Company.

Responsibility

      The Audit Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities regarding accounting policies, reporting practices, and internal controls of the Company and of its subsidiaries.

      The Audit Committee is the principal agent of the Board of Directors in assuring the objectivity of the Company’s independent accountants, the integrity of management and the adequacy of disclosures to shareholders.

Meetings

      The Audit Committee is to meet as many times as it deems necessary.

Attendance

      The Chairman may request, in addition to committee members, that members of management, the Secretary of the Company, and representatives of the independent accountants to be present at meetings of the Committee.

Minutes

      Minutes of each meeting are to be prepared by the Chairman’s designate and sent to Committee members and the Company’s Directors who are not Committee members. The Secretary of the Company shall maintain copies of all minutes as permanent records.

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Specific Duties

      The Audit Committee shall:

1.	Review with management and the independent accountants, upon completion of their audit, the financial results for the year.

2.	Review with the independent accountants its annual audit plans and the degree to which it can be relied upon to detect fraud or weaknesses in internal controls, including information technology.

3.	Review and annually approve the independent accountants’ proposed audit fees and annually review its fees for non-audit services.

4.	Review with the Company’s management and independent accountants, the Company’s general policies and procedures so as to reasonably assure the adequacy of internal accounting and financial controls.

5.	Discuss with the independent accountants any relevant recommendations they may have regarding improving internal financial controls, the selection of accounting principles and the management reporting systems.

6.	Review annually compliance with company policy in respect to directors and officers reimbursements and perquisites including use of corporate assets and the expenses and perquisites.

7.	Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

8.	Apprise the Board of Directors, by means of oral reports, distribution of the minutes of its meetings and special presentations when necessary, of significant developments relating to the performance of the Committee’s duties.

9.	Recommend to the Board of Directors any appropriate extensions or changes in the duties of the Committee.

10.	Recommend to the Board of Directors the retention or non-retention of the independent accountants.

      While the audit committee has the responsibilities and power set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accountings principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s Code of Conduct.

SKU 1537-PS-01

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PROXY

GENESEE & WYOMING INC.

      The undersigned hereby appoints Mortimer B. Fuller, III and Mark W. Hastings, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of the Class A Common Stock, all shares of the Class B Common Stock (if any), and all shares of 4% Senior Redeemable Convertible Preferred Stock, Series A (if any) of Genesee & Wyoming Inc. (the “Company”) owned by the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Hilton Ryetown, 699 Westchester Avenue, Port Chester, New York 10573, on Tuesday, May 22, 2001 at 10:00 a.m., local time, and at any adjournment or adjournments thereof.

      This Proxy is solicited on behalf of the Board of Directors of the Company. This Proxy will be voted as specified by the undersigned. This Proxy revokes any prior proxy given by the undersigned. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, a signed Proxy will be voted FOR the election of the three nominees for directors and, unless otherwise specified, FOR each of the other two proposals listed herein and described in the accompanying Proxy Statement. The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated April 23, 2001, describing more fully the proposals set forth herein.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

[ X ]	Please mark votes as in this example.

1.	Election of Directors.

Nominees: (01) C. Sean Day (02) Louis S. Fuller (03) Philip J. Ringo

	FOR		WITHHELD

Instruction: To withhold authority to vote for any individual nominee, write the nominee’s name on the line above.

2.	Proposal to approve and ratify an amendment to the Genesee & Wyoming Inc. Stock Option Plan for Outside Directors which increases the total number of shares available for option grants thereunder from 50,000 to 90,000.

		FOR	AGAINST	ABSTAIN

3.	Proposal to approve and ratify the selection of Arthur Andersen LLP as the Company’s independent auditors for the year ending December 31, 2001.

		FOR	AGAINST	ABSTAIN

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation, indicating his title.

Signature: ____________________ Date: ____________ Signature: ____________________ Date: ____________